Exhibit 2.4

Condensed Interim Consolidated Financial Statements For the three and nine months ended September 30, 2017 and 2016 (Unaudited)

NOTICE TO READER – FROM AURA MINERALS INC.

The unaudited condensed interim consolidated financial statements of Aura Minerals Inc. including the accompanying condensed interim consolidated statements of financial position as at September 30, 2017 and December 31, 2016, the condensed interim consolidated statements of Income (Loss), comprehensive income) (loss) and cash flows for the three and nine months ended September 30, 2017 and 2016 and the condensed interim consolidated statements of changes in equity for the nine months ended September 30, 2017 and 2016 are the responsibility of the Company’s management.

The unaudited condensed interim consolidated financial statements have been prepared by management and include the selection of appropriate accounting principles, judgements and estimates necessary to prepare the unaudited condensed interim financial statements in accordance with International Financial Reporting Standards for interim consolidated financial statements. The independent auditor of the Company has not performed a review of these unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2017 and 2016.

Aura Minerals Inc.

Condensed Interim Consolidated Statements of Income (Loss)

For the three and nine months ended September 30, 2017 and 2016

Expressed in thousands of United States dollars

(Unaudited)

	Note	For the three months ended September 30, 2017	For the three months ended September 30, 2016	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Revenue		$39,828	$40,016	$118,977	$111,881
Cost of goods sold	11	31,882	28,725	96,671	84,985

Gross margin		7,946	11,291	22,306	26,896

General and administrative expenses	12	3,430	2,279	9,235	7,136
Care-and-maintenance expenses	13	1,117	4,420	3,538	6,955
Exploration expenses		429	240	827	443
Operating income		2,970	4,352	8,706	12,362

Finance costs	14	(1,207)	(658)	(3,004)	(2,113)
Other gains (losses)	15	4,210	(441)	3,703	(7,050)
Income (loss) before income taxes		5,973	3,253	9,405	3,199
Income tax expense		(1,379)	(2,519)	(5,592)	(4,532)
Income (loss) for the period		$4,594	$734	$3,813	$(1,333)

Income (Loss) per share:
Basic and diluted		$0.14	$0.03	$0.11	$(0.05)

Weighted average number of common shares outstanding:
Basic and diluted		33,520,194	29,053,076	33,565,194	28,782,016

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.
3 | Aura Minerals Inc.

Aura Minerals Inc.

Condensed Interim Consolidated Statements of Comprehensive Income (Loss)

For the three and nine months ended September 30, 2017 and 2016

Expressed in thousands of United States dollars

(Unaudited)

	For the three months ended September 30, 2017	For the three months ended September 30, 2016	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Income (loss) for the period	$4,594	$734	$3,813	$(1,333)

Other comprehensive loss
Gain (loss) on foreign exchange translation of subsidiaries	611	(159)	(341)	(694)
Actuarial gain on post employment benefit, net of tax	–	(76)	69	(33)
Other comprehensive loss, net of tax	611	(235)	(272)	(727)
Total comprehensive income (loss)	$5,205	$499	$3,541	$(2,060)

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.
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Aura Minerals Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the nine months ended September 30, 2017 and 2016

Expressed in thousands of United States dollars

(Unaudited)

	Note	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Cash flows from operating activities
Income (Loss) for the period		$3,813	$(1,333)
Items not affecting cash	16(a)	21,593	13,411
Changes in working capital	16(b)	(11,820)	3,660
Other assets and liabilities		(7,568)	(7,496)
Net cash generated by operating activities		6,018	8,242

Cash flows from investing activities
Purchase of property, plant and equipment (net)		(7,415)	(2,387)
Net cash used in investing activities		(7,415)	(2,387)

Cash flows from financing activities
Proceeds received from debts	9(a)(b)	16,162	14,269
Proceeds from exercise of stock options and restricted share units		111	141
Repayment of gold loan	9(b)(i)	(6,869)	(5,064)
Repayment of term loans	9(a)	(4,332)	(7,389)
Repayment of other liabilities		(2,196)	(3,561)
Interest paid on debts		(1,708)	(544)
Net cash used in financing activities		1,168	(2,148)

(Decrease) increase in cash and cash equivalents		(229)	3,707
Cash and cash equivalents, beginning of the period		10,713	2,261
Cash and cash equivalents, end of the period		$10,484	$5,968

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.
5 | Aura Minerals Inc.

Aura Minerals Inc.

Condensed Interim Consolidated Statements of Financial Position

As at September 30, 2017 and December 31, 2016

Expressed in thousands of United States dollars

(Unaudited)

	Note	September 30, 2017	December 31, 2016

ASSETS
Current
Cash and cash equivalents		$10,484	$10,713
Value added taxes and other receivables	5	16,432	7,108
Inventory	6	39,089	38,847
Other current assets		3,815	3,345
		69,820	60,013

Other long-term assets		10,581	13,075
Property, plant and equipment	7	102,689	102,758
Deferred income tax assets		-	4
		$183,090	$175,850

LIABILITIES
Current
Trade and other payables	8	$30,915	$34,555
Current portion of debts	9	19,954	7,818
Current income tax liabilities		4,755	8,734
Current portion of provision for mine closure and restoration		82	82
Current portion of other liabilities		2,144	2,365
		57,850	53,554

Debts	9	6,827	12,215
Deferred income tax liabilities		5,876	4,487
Provision for mine closure and restoration		23,136	19,662
Other provisions		7,687	6,741
Other liabilities		1,441	2,575
		102,817	99,234
SHAREHOLDERS' EQUITY
Share capital	10	548,217	548,044
Contributed surplus		54,681	54,738
Accumulated other comprehensive loss		(8,049)	(7,708)
Deficit		(514,576)	(518,458)
		80,273	76,616
		$183,090	$175,850

Approved on behalf of the Board of Directors: “Stephen Keith”	“Rodrigo Barbosa”
Stephen Keith, Director	Rodrigo Barbosa, President, CEO

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.
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Aura Minerals Inc.

Condensed Interim Consolidated Statements of Changes in Equity

As at September 30, 2017 and 2016

Expressed in thousands of United States dollars

(Unaudited)

	Note	Number of common shares	Share capital	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total equity
At December 31, 2016		33,420,194	$548,044	$54,738	$(7,708)	$(518,458)	$76,616
Exercise of options		145,000	173	(57)	-	-	116
Loss for the period		-	-	-	-	3,813	3,813
Loss on translation of subsidiaries		-	-	-	(341)	-	(341)
Actuarial gain on severance liability, net of tax		-	-	-	-	69	69
At September 30, 2017		33,565,194	$548,217	$54,681	$(8,049)	$(514,576)	$80,273

	Note	Number of common shares	Share capital	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total equity
At December 31, 2015		28,598,680	$542,649	$54,463	$(6,952)	$(537,480)	$52,680
Loss for the period		-	-	-	-	(1,333)	(1,333)
Loss on translation of subsidiaries		-	-	-	(694)	-	(694)
Shares issued on the acquisition of Ernesto Pau-a-Pique		200,000	328				328
Warrants issued on the acquisition of Ernesto Pau-a-Pique		-		322			322
Shares to be issued from the rights offering, net of share issuance costs		1,740,528	1,944				1,944
Shares issued on exercise of stock options		185,917	222	(81)	-	-	141
Shares issued on exercise of restricted stock units		92,431	74	(74)	-	-	-
Actuarial gain on severance liability, net of tax		-	-	-	-	(33)	(33)
Share-based payments	10(d)	-	-	230	-	-	230
At September 30, 2016		30,817,556	$545,217	$54,860	$(7,646)	$(538,846)	$53,585

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.
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Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

1	NATURE OF OPERATIONs

Aura Minerals Inc. (“Aura Minerals” or the “Company”) is a mining company focused on the operation and development of mining properties in the Americas. The Company has either a 100% interest in, or 100% effective control over, each of the following mining operations and projects:

-	the San Andres gold mine in Honduras (the “San Andres Mine”);
-	the Sao Francisco gold mine in Brazil (the “Sao Francisco Mine”);
-	the Ernesto/Pau-a-Pique Project in Brazil (the "EPP Project", “EPP”). Refer to Note 3;
-	the Aranzazu mine in Mexico (the “Aranzazu Mine”), which produced a copper-gold-silver concentrate and is currently on care-and-maintenance (refer to note 4) and;
-	the Serrote de Laje project in Brazil (the “Serrote Project”), a development-stage copper, gold and iron project which is currently on care-and-maintenance.
-	Sao Francisco and EPP are collectively referred to as “Brazilian Mines”

Aura Minerals is a public company listed on the Toronto Stock Exchange (“TSX”). The Company is continued under the BVI Business Companies Act (British Virgin Islands). The Company’s registered office is located at Craigmuir Chambers, PO Box 71, Road Town, Tortola VG1110, British Virgin Islands. The Company maintains a head office at 78 SW 7th street, 7115, Miami Florida 33130, United States of America.

2	BASIS OF PREPARATION

This condensed consolidated interim financial report for the reporting period ended September 30, 2017 has been prepared in accordance with Accounting Standard IAS 34 Interim Financial Reporting.

This condensed consolidated interim financial report does not include all the notes of the type normally included in an annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended December 31, 2016 and any public announcements made during the interim reporting period.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period.

These financial statements were approved for issue by the board of directors effective November 8, 2017.

3	THE EPP PROJECT

The EPP Project consists of the following deposits: the Lavrinha open-pit (“Lavrinha Mine”), the Ernesto underground deposit (“Ernesto Mine”), the Pau-a-Pique undergound deposit (“PPQ Mine”) and the near mine open-pit prospects of Nosde, Japones and Pambihnas.

Pre-stripping activities commenced in September 2016 at the Lavrinha Mine and January, 2017 at the PPQ Mine and continued to pre-production the fourth quarter of 2016 for the Lavrinha Mine and the second quarter of 2017 for the PPQ Mine. On January 1, 2017, the Company declared commercial production at the Lavrinha Mine. On August 1, 2017, the Company declared commercial production at the PPQ Mine. As a result, revenue and operating costs were no longer capitalized and are instead included in the condensed interim consolidated statement of loss for each mine. In addition, the Company commenced depreciation on property, plant and equipment of each mine.

For the year ended December 31, 2016, total pre-production revenue and pre-production cost related to Lavrinha Mine were $4,407 and $3,129, respectively. For the three and nine months ended September 30, 2017, total pre-production revenue and pre-production cost related to PPQ Mine were $3,015 and $2,460, respectively.

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Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

4	TERMINATION OF ARANZAZU HOLDING’S ADMINISTRATION PROCESS

In January 2015, the Company announced a suspension of operation at Aranzazu. In May 2015, the operating entity for Aranzazu and a wholly-owned subsidiary of the Company, Aranzazu Holding S.A. de C.V. (“Aranzazu Holding”), filed for administration proceedings in Mexico under the Mexican Federal Court.

As of January 2017, the administration proceedings were effectively terminated and Aranzazu Holding is in the process of completing the payments.

5	Value added taxes AND OTHER RECEIVABLES

	September 30, 2017	December 31, 2016

Value added taxes receivable	$23,844	$16,270
Other receivables	3,169	2,646
Total trade and other receivables	27,013	18,916
Less: non-current portion of receivables	(10,581)	(11,808)
Trade and other receivables recorded as current assets	$16,432	$7,108

Due to their short-term maturities, the fair value of trade and other receivables approximate their carrying value. As of September 30, 2017, there is no allowance for doubtful accounts.

6	INVENTORY

	September 30, 2017	December 31, 2016

Finished product	$13,629	$10,093
Work-in-process	8,624	11,326
Parts and supplies	16,836	17,428
Total inventory	$39,089	$38,847

During the three and nine months ended September 30, 2017 the cost of inventories recognized as an expense (note 11) was $32,037 and $96,826 (2016: $28,725 and $84,985). The cost of inventories during the three and nine months ended September 30, 2017 includes write-downs of $Nil (2016: $47 and $47) to bring finished product and work-in-process inventories to net realizable value.

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Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

7	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment movements for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are as follows:

	Mineral properties	Land and buildings	Furniture, fixtures and equipment	Plant and machinery	Assets under construction	Total
Net book value at January 1, 2017	$58,118	$31,305	$1,142	$10,764	$1,429	$102,758
Additions	7,702	227	23	203	80	8,235
Disposals	-	-	-	(53)	(7)	(60)
Reclassifications and adjustments	252	-	595	(137)	(847)	(137)
Depletion and amortization	(4,370)	(2,460)	(132)	(1,145)	-	(8,107)
Net book value at September 30, 2017	$61,702	$29,072	$1,628	$9,632	$655	$102,689
Consisting of:
Cost	$184,311	$67,619	$12,496	$96,061	$655	$361,142
Accumulated depletion and amortization	(122,609)	(38,547)	(10,868)	(86,429)	-	(258,453)
	$61,702	$29,072	$1,628	$9,632	$655	$102,689

As at December 31, 2016	Mineral properties	Land and buildings	Furniture, fixtures and equipment	Plant and machinery	Assets under construction	Total
Net book value at January 1, 2016	$54,385	$17,466	$704	$612	$5,261	$78,428
Acquisition of EPP Project	14,126	5,738	416	10,472	-	30,752
Asset under pre-commercial production	-	-	-	-	576	576
Additions	2,634	69	138	76	2,079	4,996
Change in provision for mine closure and restoration	(226)	-	-	-	-	(226)
Reclassifications and adjustments	(5,543)	9,747	9	67	(6,487)	(2,207)
Depletion and amortization	(7,258)	(1,715)	(125)	(463)	-	(9,561)
Net book value at December 31, 2016	$58,118	$31,305	$1,142	$10,764	$1,429	$102,758
Consisting of:
Cost	$176,357	$67,392	$11,878	$96,048	$1,429	$353,104
Accumulated depletion and amortization	(118,239)	(36,087)	(10,736)	(85,284)	-	(250,346)
	$58,118	$31,305	$1,142	$10,764	$1,429	$102,758

For the three and nine months ended September 30, 2017, depletion and amortization expenses of $2,529 and $8,101 (2016: $2,199 and $5,845) have been charged to cost of goods sold, and $1 and $6 (2016: $9 and $72) have been charged to general and administrative expenses.

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Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

Effective January 1, 2017 and August 1, 2017, the Company commenced commercial production at its Lavrinha Mine and PPQ Mine respectively. As a result depreciation expense related to the mines are no longer capitalized and are recognized in the condensed interim consolidated statement of income (loss).

For the nine months ended September 30, 2017, the impairment indicators included in the annual consolidated financial statements as of December 31, 2016, note 11, did not change significantly, and therefore no further impairments or reversals of previously recorded impairments have been recorded.

8	TRADE AND OTHER PAYABLES

	September 30, 2017	December 31, 2016

Trade accounts payable	$18,321	$19,326
Other payables	8,195	4,305
Accrued liabilities	4,389	5,511
Deferred revenue	10	5,413
	$30,915	$34,555

9	DEBTs

	September 30, 2017	December 31, 2016

Term loans (note 9(a),(b)(ii))	$16,151	$4,321
Working capital facility payable to Yamana (note 3)	10,630	9,270
Gold loan (note 9(b)(i))	-	6,442
	26,781	20,033
Less: current portion	(19,954)	(7,818)
Non-current portion	$6,827	$12,215

a)	Term loans

i)	Banco de Occidente, S.A. (“Banco Occidente”)

On December 4, 2014, the Company, through its wholly-owned Honduran subsidiary, Minerales de Occidente, S.A. de C.V. (“Minosa”) received approval for a $4,300 short-term promissory note (the “First Promissory Note”) from Banco Occidente to finance the development of a power line project. The power line project was fully completed in 2016. The First Promissory Note bears an annual interest rate of 7.5% with a maturity date of December 4, 2016. During the year ended December 31, 2015, Banco Occidente approved a nine month grace period on principal payments from November 2015 to April 2016, and extended the maturity date of the First Promissory Note to October 2, 2018. As at September 30, 2017, the outstanding balance on the First Promissory Note was $1,489 (December 31, 2016: $2,521).

For the three and nine months ended September 30, 2017 the company incurred $30 and $111, respectively, of interest expense which recorded as a finance cost (2016 – $58 and $144 respectively). Prior to the completion of the power line project in February 2016, interest expense for the three and nine months ended September 30, 2016 of $nil and $21, respectively was capitalized to power line qualifiying asset.

On November 18, 2016, the Company, through Minosa received another approval for a $1,800 short-term promissory note (the “Second Promissory Note”) from Banco Occidente for working capital requirements. The Second Promissory Note bears an annual interest rate of 7.0% with a grace period of one year and a maturity date on November 17, 2019. For the three and nine months ended September 30, 2017, the Company incurred an interest expense of $22 and $53, respectively, on the Second Promissory Note.

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Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

ii)	Itau Bridge Loan

For the three and nine months ended September 30, 2016, the Company recorded an interest expense of $nil and $242, respectively.

iii)	Banco ABC Brasil S.A. (“ABC Bank”)

During the first quarter of 2017, the Company through its wholly-owned Brazilian subsidiary, Mineracao Apoena, S.A., entered into a $3,162 loan agreement with ABC Bank for working capital requirements. The loan bears an annual interest rate of 5.38% with a grace period of one year and a maturity date on July 15, 2019. As at September 30, 2017, the outstanding balance of the loan from ABC Bank was $3,162. During the three and nine months ended September 30, 2017, the Company inccurred an interest expense of $30 and $106, respectively, on the loan agreement.

iv)	Banco Atlántida

During the second quarter of 2017, the Company through its wholly-owned Honduran subsidiary entered into a $7.0 loan agreement with Banco Atlántida for investment capital for the development of the phase 6 heap leach project and drew down $4.0 on the loan agreement. The loan bears an annual interest rate of 7.3% with a grace period of one year and a maturity date on July 15, 2023. During the three and nine months ended September 30, 2017, the Company inccurred an interest expense of $73 and $73, respectively, on the loan.

In October 2017, the Company drew down the balance of the loan.

b)	Debts with Auramet International LLC (“Auramet”)

i)	Gold Loan

	September 30, 2017	December 31, 2016
Balance, beginning of period	6,442	-
Proceeds from gold loans, net of warrants issued	-	12,325
Repayments during the period	(6,869)	(7,861)
Changes in fair value	427	1,978
Balance, end of period	0	6442

During the three and nine months ended September 30, 2016, $18 and $179 of transaction costs, in respect of the Gold Loan, were included as part of the finance costs in the condensed interim consolidated statements of loss and the Company recorded a mark-to-market loss of $323 and $2,842 on the Gold Loan.

ii)	Auramet Loan (the “Facility”)

On January 27, 2017, the Company obtained a $9,000 loan (the “Facility”) from Auramet. The proceeds from the Facility were to be used for the full repayment on the remaining balance of the Gold Loan and for working capital requirements. The Facility bears a monthly interest payment of $72 commenced in February 2017. The principal payment is equal to 30 bi-weekly installments of $300 commencing on May 5, 2017. Total transaction costs in respect to the Facility were $324 and is included as part of the finance costs in the condensed interim consolidated statement of loss. For the three and nine months ended September 30, 2017, the Company recorded an interest expense related to the Auramet Facility of $226 and $576, respectively. The Facility may be repaid at any time with no early repayment penalties. The Company is required to maintain a cash and cash equivalent balance of $3,000. As at September 30, 2017, the Company has been in compliance with the minimum cash balance requirement.

12 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

10	SHARE CAPITAL

a)	Authorized – Unlimited number of common shares

b)	Share consolidation

On December 30, 2016, the Company completed the consolidation of the issued and outstanding common shares of the Company on the basis of one (1) post-consolidation share for each ten (10) pre-consolidation shares. The total outstanding common shares after the share consolidation was 33,420,194.

c)	Stock options

In April 2010, Aura Minerals adopted a stock option and share compensation plan (the “Option Plan”). As prescribed by the policies of the TSX, the Option Plan is required to be re-approved by the shareholders every three years. In May 2013 the Option Plan was re-approved by the shareholders, however the Company did not seek re-approval for the Option Plan in May 2016 and as such no further securities may be issued from the Option Plan. All existing stock options granted prior to May 2016 continue to be valid in accordance with their terms and conditions.

A continuity of the Company’s stock options issued and outstanding are as follows:

	Number of options	Weighted average price C$
Balance, December 31, 2016	1,136,044	$2.94
Exercised	(145,000)	1.00
Forfeited / Expired	(277,144)	7.11
Balance, September 30, 2017	713,900	$1.71

In May 2017 the shareholders approved a new option plan however no options have been issued under the new stock option plan.

d)	Share-based payment expense

Share-based payment expense is measured at fair value and recognized over the vesting period from the date of grant. For the three and nine months ended September 30, 2017, share-based payment expense recognized in general and administrative expense was $5 and $5 respectively) (2016: $152 and $191).

There were no stock options granted during the three and nine months ended September 30, 2017 (2016: the Company granted nil and 395,500 stock options to its employees at an exercise price of C$0.85).

13 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

11	COST OF GOODS SOLD BY NATURE

	For the three months ended September 30, 2017	For the three months ended September 30, 2016	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Direct mine and mill costs	$29,353	$26,526	$88,455	$79,093
Write-down of inventory to net realizable value	-	-	-	47
Depletion and amortization (note 7)	2,529	2,199	8,101	5,845
Net smelter royalty	-	-	115	-
	$31,882	$28,725	$96,671	$84,985

12	GENERAL AND ADMINISTRATIVE EXPENSES

	For the three months ended September 30, 2017	For the three months ended September 30, 2016	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Salaries, wages and benefits	$804	$384	$2,755	$2,352
Professional and consulting fees	817	463	3,672	1,280
Legal provision and settlements	430	1,008	649	1,599
Insurance	66	114	246	166
Directors' fees	47	49	136	277
Occupancy cost	67	131	213	173
Share-based payment expense (note 10(d))	-	39	5	230
Other	1,199	91	1,559	1,059
	$3,430	$2,279	$9,235	$7,136

13	CARE-AND-MAINTENANCE EXPENSES

	For the three months ended September 30, 2017	For the three months ended September 30, 2016	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Aranzazu Mine	$665	$450	$1,778	$1,280
Brazilian projects	452	3,970	1,760	5,675
	$1,117	$4,420	$3,538	$6,955

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Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

14	FINANCE COSTS

	For the three months ended September 30, 2017	For the three months ended September 30, 2016	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Accretion expense	$465	$287	$917	$891
Interest expense on debts (note 9)	344	170	1,020	521
Finance cost on post-employment benefit	-	112	280	340
Other interest and finance costs	398	89	787	361
	$1,207	$658	$3,004	$2,113

15	OTHER (LOSSES) GAINS

	For the three months ended September 30, 2017	For the three months ended September 30, 2016	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Net loss on call options and fixed price contracts	$(803)	$(347)	$(1,995)	$(6,165)
Changes in fair value of gold loans (note 9(b))	-	(323)	(427)	(2,842)
Change in estimate of provision for mine closure and restoration	3,381	-	3,381	-
VAT and other taxes recoveries	5,805	-	5,805	-
Gain on disposal of assets	105	3	642	1,536
Foreign exchange (loss) gain	(4,165)	(954)	(3,696)	(915)
Other items	(113)	1,180	(7)	1,336
	$4,210	$(441)	$3,703	$(7,050)

15 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

16	CASH FLOW INFORMATION

a)	Items not affecting cash

	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

Deferred and current income tax expense	$5,592	$4,532
Depletion and amortization	8,107	5,917
Change in fair value of gold loans (note 9(b))	427	2,842
Accretion expense	917	891
Periodic service, past service and finance costs on post-employment benefit	560	794
Share-based payment expense (note 10(d))	5	230
Foreign exchange loss (gain)	8,442	(515)
Change in estimate of provision for mine closure and restoration	(3,381)	-
Gain on disposal of assets	(642)	(1,536)
Unrealized loss on call option and fixed price contracts	-	25
Other non-cash items	1,566	231
	$21,593	$13,411

b)	Changes in working capital

	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016

(Increase) decrease in VAT and other receivables	$(9,324)	$(1,340)
(Increase) decrease in inventory	(242)	1,854
(Decrease) in trade and other payables	(2,254)	3,146
	$(11,820)	$3,660

17	FINANCIAL INSTRUMENTS

a)	Fixed price contracts

During the nine months ended September 30, 2017, the Company entered into fixed price contracts to hedge 104,900 ounces of gold expiring between January 31, 2017 and December 31, 2017 at an average price of $1,244 per ounce of gold. At September 30, 2017, the Company had 22,182 ounces of outstanding fixed price contracts at an average price of $1,282 per ounce of gold. For the three and nine months ended September 30, 2017, the Company has recorded a realized losses of $491 and $2,024.

As at September 30, 2017, the Company recorded a derivative asset on these outstanding fixed price contracts of $28 (December 31, 2016: $nil).

16 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

During the nine months ended September 30, 2016, the Company entered into fixed price contracts to hedge 46,277 ounces of gold expiring between January 31, 2016 and August 31, 2016 at an average price of $1,192 per ounce of gold. For the three and nine months ended September 30, 2016, the Company has recorded a realized loss of $1,198 and $3,219, respectively on the expired fixed price contracts..At September 30, 2016, there were no fixed price contracts outstanding.

b)	Call option contracts

During the nine months ended September 30, 2017, the Company entered into a zero cost put/call collars with a floor price between $1,200 and $1,210 and ceiling price between $1,255 and $1,315 per ounce of gold expiring between April 26, 2017 to December 27, 2017. As at September 30, 2017, there was no derivative liability related to the outstanding call options.

Under the Facility agreement (note 9 (b)(ii)), the Company entered into a call option program on 8,000 ounces of gold expiring between September 27, 2017 to June 29, 2018 with a strike price of $1,325.

As part of the Gold Loan (note 9(b)(i)), the Company entered into a call option program on 12,500 ounces of gold expiring between April 26, 2017 to September 29, 2017 with a strike price of $1,400.

During the nine months ended September 30, 2016, the Company entered into a call option program on 52,500 ounces of gold expiring between March 29, 2016 and November 28, 2016 with strike prices of between $1,140 and $1,350 per ounce of gold and advanced $2,000 to Auramet as a margin deposit. During the three and nine months ended September 30, 2016, the Company recorded realized losses of $238 and $3,188, respectively, as a result of the call of 40,000 options and utilized the margin deposit to settle these call options. For the three and nine months ended September 30, 2016, the Company has recorded an unrealized gain of $174 and an unrealized loss of $25, respectively, on the outstanding 12,500 ounces of call options.

As at September 30, 2016, the Company has recorded a derivative liability of $25 on the 12,500 ounces of outstanding call options.

The fixed price and call options contracts were not designated as accounting hedges by the Company and have therefore been marked to their market values at each reporting date. Adjustments to the market value are included in the condensed interim consolidated statements of income (loss) in other losses.

18	Fair value of financial instruments

The fair vale of the Company’s financial assets and liabilities measured at fair value on a recurring basis at September 30, 2017 and December 31, 2016 are summarized in the following table:

	Level	September 30, 2017		December 31, 2016
Financial Assets		Carrying value	Fair value	Carrying value	Fair value
Loans and receivables, measured at amortized cost
Other receivable	N/A	$3,169	$3,169	$2,300	$2,300
Other assets	N/A	903	903	1,614	1,614
		$4,072	$4,072	$3,914	$3,914
Financial Liabilities
At fair value through profit and loss
Gold loan	2	$–	$–	$6,442	$6,442
Derivative liabilities	2	$–	$–	$–	$–

Other financial liabilities, measured at amortized cost
Accounts payable and accrued liabilities	N/A	$30,915	$30,915	$34,677	$34,677
Short-term loans	N/A	16,151	16,151	4,321	4,321
Working capital facility payable to Yamana	N/A	10,630	10,630	9,270	9,270
Other provisions	3	5,984	5,984	5,637	5,637
Other liability	3	3,585	3,585	4,940	4,940
		$67,266	$67,266	$65,287	$65,287

17 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

The Company measures certain of its financial assets and liabilities at fair value on a recurring basis and these are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Certain non-financial assets and liabilities may also be measured at fair value on a non-recurring basis. There are three levels of the fair value hierarchy that prioritize the inputs to valuation techniques used to measure fair value, with Level 1 inputs having the highest priority. The three levels of the fair value hierarchy are: Level 1, which are inputs that are unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, which are inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; and Level 3, which are inputs for the asset or liability that are not based on observable market data.

The Company classifies derivative assets and liabilities in Level 2 of the fair value hierarchy as they are valued using pricing models which require a variety of inputs such as expected gold price. The Company classified its other provision and other liability in Level 3 as there is no observable market data for the fair value inputs. The Company uses a discounted cash flow model to determine the fair value. The key inputs for level 3 are the expected gold price, expected production and discount rate.

19	Related Party transactions

On January 1, 2015, the Company entered into a consulting agreement for the provision of management services to the Company, including those of the Chief Executive Officer, with Acumen Capital, LLC (“Acumen”), a US based company which is controlled by Jim Bannantine, the Company’s former President and Chief Executive Officer. The consulting agreement was terminated on January 15, 2017.

For the three and nine months ended September 30, 2017, the Company paid consulting fees and termination benefits to Acumen of $156 and $406 (2016: $142 and $485). As at September 30, 2017, the Company owed $694 (December 31, 2016: $64) to Acumen, mainly related to termination benefits.

18 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

In connection with Company’s due diligence conducted on the EPP Project and subsequent acquisition of the project, the Company investigated an area known as Rio Alegre, which was not originally included in the EPP Project that was acquired from Yamana. It was the Company’s intention to acquire the licenses of Rio Alegre due to the close proximity to the EPP’s processing plant, subject to positive due diligence. The exploration licenses for Rio Alegre are held in the name of Mineração Tarauacá Indústria e Comércio S.A. (“Tarauacá”), a company controlled by Paulo Brito, the Company’s non-executive Chairman and largest shareholder through his control and direction of Northwestern Enterprises Ltd.  Following initial discussions with Tarauacá, and additional due diligence on Rio Alegre, the Company and Tarauacá entered into an agreement for the Company to acquire Rio Alegre at no cost to the Company.  Tarauacá has applied to the National Department of Mineral Production for the assignment of the exploration license and the formal assignment is expected shortly.  For the three and nine months ended September 30, 2017, the Company spent $236 and $576 (2016:$ Nil and $nil) maintaining the property which was primarily related to security.

20	SEGMENTED INFORMATION

The reportable operating segments have been identified as the San Andres Mine, the Brazilian Mines the Aranzazu Mine, the Serrote Project and Corporate. The Company manages its business, including the allocation of resources and assessment of performance, on a project by project basis, except where the Company’s projects are substantially connected and share resources and administrative functions. The segments presented reflect the way in which the Company’s management reviews its business performance. Operating segments are reported in a manner consistent with the internal reporting provided to executive management who act as the chief operating decision-maker. Executive management is responsible for allocating resources and assessing performance of the operating segments.

For the three and nine months ended September 30, 2017 and 2016, segmented information is as follows:

For the three months ended September 30, 2017	San Andres Mine	Brazilian Mines	Aranzazu Mine	Serrote Project	Corporate	Total

Sales to external customers	$18,486	$21,342	$–	$–	$–	$39,828
Cost of production	14,422	14,931	-	-	-	$29,353
Depletion and amortization	137	2,392	-	-	-	$2,529
Gross margin	3,927	4,019	-	-	-	$7,946
Care-and-maintenance expenses	-	(369)	(665)	(83)	-	$(1,117)
Realized loss on gold collar and fixed price contracts	(244)	(247)	-	-	-	$(491)
Other (expenses) income	1,389	1,728	(985)	1,488	(3,985)	$(365)
Income (Loss) before income taxes	$5,072	$5,131	$(1,650)	$1,405	$(3,985)	$5,973
Property, plant and equipment	$49,152	$33,772	$4,140	$15,619	$6	$102,689
Total assets	$83,733	$73,446	$5,921	$15,696	$4,294	$183,090
Capital expenditures	$619	$4,541	$–	$–	$–	$5,160

19 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

For the three months ended September 30, 2016	San Andres Mine	Sao Francisco Mine	EPP Project	Aranzazu Mine	Serrote Project	Corporate	Total

Sales to external customers	$23,926	$16,090		$–	$–	$–	$40,016
Cost of production	15,148	11,379		-	-	-	26,527
Depletion and amortization	2,190	8		-	-	-	2,198
Gross margin	6,588	4,703	-	-	-	-	11,291
Care-and-maintenance expenses	-	(434)	(3,477)	(450)	(59)	-	(4,420)
Realized loss on gold collar and fixed price contracts	(761)	(437)	-	-	-	(238)	(1,436)
Other expenses	(1,110)	(844)	-	52	-	(280)	(2,182)
Income (Loss) before income taxes	$4,717	$2,988	$(3,477)	$(398)	$(59)	$(518)	$3,253
Property, plant and equipment	$50,743	$2,338	$13,879	$3,939	$15,617	$49	$86,565
Total assets	$83,117	$35,076	$16,981	$5,857	$15,667	$2,920	$159,618
Capital expenditures	$952	$–		$–	$–	$–	$952

For the nine months ended September 30, 2017	San Andres Mine	Brazilian Mines	Aranzazu Mine	Serrote Project	Corporate	Total

Sales to external customers	$73,465	$45,512	$–	$–	$–	$118,977
Cost of production	51,708	36,862	-	-	-	88,570
Depletion and amortization	4,274	3,827	-	-	-	8,101
Gross margin	17,483	4,823	-	-	-	22,306
Care-and-maintenance expenses	-	(1,134)	(1,778)	(626)	-	(3,538)
Realized loss on fixed price contracts	(1,438)	(586)	-	-	-	(2,024)
Other expenses	537	1,314	(450)	187	(8,927)	(7,339)
Income (Loss) before income taxes	$16,582	$4,417	$(2,228)	$(439)	$(8,927)	$9,405
Property, plant and equipment	$49,152	$33,772	$4,140	$15,619	$6	$102,689
Total assets	$83,733	$73,446	$5,921	$15,696	$4,294	$183,090
Capital expenditures	$3,619	$4,779	$–	$–	$–	$8,398

20 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

For the nine months ended September 30, 2016	San Andres Mine	Sao Francisco Mine	EPP Project	Aranzazu Mine	Serrote Project	Corporate	Total

Sales to external customers	$65,139	$46,742	$–	$–	$–	$–	$111,881
Cost of production	45,936	33,204	-	-	-	-	79,140
Depletion and amortization	5,773	72	-	-	-	-	5,845
Gross margin	13,430	13,466	-	-	-	-	26,896
Care and maintenance expenses	-	(954)	(4,063)	(1,280)	(658)	-	(6,955)
Realized loss on gold collar and fixed price contracts	(1,557)	(1,394)	-	-	-	(3,189)	(6,140)
Other (expenses) income	(2,522)	(2,319)	-	1,572	(242)	(7,091)	(10,602)
Income (Loss) before income taxes	$9,351	$8,799	$(4,063)	$292	$(900)	$(10,280)	$3,199
Property, plant and equipment	$50,743	$2,338	$13,879	$3,939	$15,617	$49	$86,565
Total assets	$83,117	$35,076	$16,981	$5,857	$15,667	$2,920	$159,618
Capital expenditures	$2,241	$–	$–	$–	$–	$–	$2,241

Revenues for the San Andres Mine and the Brazilian mines relate to the sale of refined gold.

21	Changes in Accounting policies

Unless otherwise noted, the following revised standards and amendments are effective for annual periods beginning on or after January 1, 2017, with earlier application permitted. The Company reviewed the new and revised accounting pronouncements that have been issued but are not yet effective and determined that the following may have an impact on the Company:

IFRS 16, Leases

On January 13, 2016, the IASB published a new Standard, IFRS 16, Leases (“IFRS 16”). The new standard brings most leases onto the balance sheet for lessees under a single model, eliminating the distinction between operating and finance leases. Lessor accounting however remains largely unchanged and the distinction between operating and finance leases is retained. IFRS 16 is effective for annual periods beginning on or after January 1, 2019. The Company is currently evaluating the impact of IFRS 16 on its consolidated financial statements. The Company will complete its assessment in 2018.

IFRS 15, Revenue from Contracts and Customers

IFRS 15, Revenue from Contracts and Customers (“IFRS 15”) was issued by the IASB on May 28, 2014, and will replace IAS 18, Revenue, IAS 11, Construction Contracts, and related interpretations on revenue. IFRS 15 sets out the requirements for recognizing revenue that apply to all contracts with customers, except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments. IFRS 15 uses a control based approach to recognize revenue which is a change from the risk and reward approach under the current standard. Companies can elect to use either a full or modified retrospective approach when adopting this standard and it is effective for annual periods beginning on or after January 1, 2018. The Company is assessing the impact of the standard on its consolidated financial statements and does not anticipate the Company’s consolidated financial statements to be significantly affected by IFRS 15. The Company will complete its assessment by year-end.

21 | Aura Minerals Inc.

Aura Minerals Inc.
Notes to the Condensed Interim Consolidated Financial Statements
For the three and nine months ended September 30, 2017 and 2016
Expressed in thousands of United States dollars, except where otherwise noted.
(Unaudited)

IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosure

The final version of IFRS 9, Financial Instruments (“IFRS 9”), was issued by the IASB in July 2014 and will replace IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 introduces a model for classification and measurement, a single, forward-looking “expected loss” impairment model and a substantially reformed approach to hedge accounting. The new single, principle based approach for determining the classification of financial assets is driven by cash flow characteristics and the business model in which an asset is held. The new model also results in a single impairment model being applied to all financial instruments, which will require more timely recognition of expected credit losses. It also includes changes in respect of own credit risk in measuring liabilities elected to be measured at fair value, so that gains caused by the deterioration of an entity’s own credit risk on such liabilities are no longer recognized in profit and loss. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, however it is available for early adoption. In addition, the own credit risk changes can be early adopted in isolation without otherwise changing the accounting for the financial instruments.

IFRS 7 (Financial Instruments: Dislcosure) addresses the disclosure of financial assets and financial liabilities in the financial statements. IFRS 7 will be amended to require additional disclosures on transition from IAS 39 to IFRS 9, effective on adoption of IFRS 9.

The Company is assessing the impact of IFRS 7 and 9 on its consolidated financial statements and does not anticipate the Company’s consolidated financial statements to be significantly affected by IFRS 7 and 9. The Company will complete its assessment by year-end.

IFRS 2, Share-based Payment

In June 2016, the IASB issued amendments to IFRS 2 Share-based Payment (“IFRS 2”), covering the measurement of cash-settled share-based payments, classification of share-based payments settled net of tax withholdings, and accounting for a modification of a share-based payment from cash-settled to equity-settled. The new requirements could affect the classification and/or measurement of these arrangements, and potentially the timing and amount of expense recognized for new and outstanding awards. The amendments apply for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company is currently evaluating the impact of IFRS 12 on its consolidated financial statements.

22 | Aura Minerals Inc.